                                                                       Exhibit 1



                                   AGREEMENT

         AGREEMENT dated and effective as of April 30, 1996, between Zapata Corporation, a Delaware corporation (the "Company"), and Malcolm I. Glazer, individually and as trustee of the Malcolm I. Glazer Trust ("Glazer").

         WHEREAS, as of the date of this Agreement, Glazer owns beneficially 10,408,717 shares of common stock, par value $0.25 per share ("Common Stock"), of the Company, representing approximately 35.2% of the Company's outstanding Common Stock;

         WHEREAS, as of the date of this Agreement, Glazer owns beneficially 15% or more of the outstanding securities of other corporations, persons, partnerships, trusts and entities that are entitled to vote for the election of directors or others performing similar functions ("Glazer Controlled Entities");

         WHEREAS, the Company has previously publicly announced its intention to explore the possible acquisition of two Glazer Controlled Entities that are engaged in the food service industry;

         WHEREAS, the Board of Directors of the Company has appointed a special committee of its members ("HOL Special Committee") to evaluate the Company's possible acquisition of Houlihan's Restaurant Group, Inc. ("HOL"), one of the Glazer Controlled Entities; and

         WHEREAS, as a condition to the HOL Special Committee recommending a transaction between the Company and/or a subsidiary of the Company, the HOL Special Committee has requested and Glazer has agreed to enter into this Agreement establishing certain terms and conditions concerning Glazer's acquisition and disposition of the Company's securities and certain other aspects of their relationship;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

         1.      Certain Definitions.

                 "Adjusted Voting Power" shall mean, with respect to Outstanding Voting Securities, the highest number of votes that the holders of all such Outstanding Voting Securities would be entitled to cast for the election of directors or on any other matter (except to the extent such voting rights are dependent upon arrearages in the payment of dividends, events of default or bankruptcy), assuming for purposes of this computation, the conversion into or exchange for Voting Securities or Convertible Securities and the exercise of Options for the purchase of Voting Securities or Convertible Securities, in each case to the extent that any such action would increase the number of such votes.

                 "Beneficial Ownership" with respect to any security shall mean, the ability, whether through contract, arrangement, understanding, relationship or otherwise, to exercise, directly or indirectly, the voting power (including the power to vote or to direct the voting) and/or the investment power (including the power to dispose or to direct the disposition) of such security. Unless the context clearly otherwise requires, the terms "own" and "hold" and their variations when used in this Agreement in conjunction with percentages of securities and the voting power associated with such securities should be read to incorporate the concept of Beneficial Ownership.

                 "Convertible Securities" shall mean securities of the Company which are convertible into or exchangeable for Voting Securities.

                 "Glazer Directors" shall mean Malcolm I. Glazer, Avram Glazer and any other member of the Glazer family serving on the Company's Board of Directors from time to time.

                 "Glazer Group" means Glazer and any corporation, person, partnership, trust or other entity controlled, directly or indirectly, by Glazer but does not and shall not in any circumstance include the Company.

                 "Glazer Public Company" shall mean any publicly held entity (other than the Company) in which Glazer holds Beneficial Ownership of less than 50% of such entity's issued and outstanding securities that are entitled to vote in the election of directors or on any other matter (except to the extent such voting rights are dependent upon arrearages in the payment of dividends, events of default or bankruptcy).

                 "Options" shall mean options and rights (whether presently exercisable or not) to purchase Voting Securities or Convertible Securities (except options issued under employee stock option plans); and "Outstanding Voting Securities" shall at any time mean the then issued and outstanding Voting Securities, Convertible Securities (which shall be counted at the highest conversion or exchange rate at which they can be converted or exchanged) and Options (which shall be counted at the highest rate at which they can be exercised).

                 "Termination Date" shall mean the date upon which this Agreement terminates pursuant to paragraph 7.

                 "Voting Power" shall mean, with respect to Voting Securities, the highest number of votes that the holders of all Voting Securities, issued and outstanding on the date such determination is made, would be entitled to cast for the election of directors or on any other matter (except to the extent such voting rights are dependent upon arrearages in the payment of dividends, events of default or bankruptcy).

                 "Voting Securities" shall mean the Common Stock and any other securities of the Company of any kind or class having power to vote for the election of directors;

         2. Limitation on Ownership of Voting Securities, Convertible Securities and Options.

                 (a) Except as expressly permitted by the other provisions of this Agreement, Glazer shall not, and shall not permit any other member of the Glazer Group to, acquire, without the prior consent of a majority of the Company's directors that are not Glazer Directors, Beneficial Ownership of any Voting Securities, Convertible Securities or Options (collectively, sometimes the "Regulated Securities") from the date hereof through the Termination Date, if after such acquisition the Glazer Group would hold in the aggregate either more than (i) 49.9% of the Voting Power of all Voting Securities or (ii) 49.9% of the Adjusted Voting Power of all Outstanding Voting Securities.

                 (b) Glazer shall be under no obligation to dispose or cause the disposition of Regulated Securities owned by the Glazer Group in excess of one of the percentage limitations set forth in subparagraph 2(a) if such excess is caused by a reduction in the Voting Power of Voting Securities or the Adjusted Voting Power of Outstanding Voting Securities, as the case may be, whether as a result of a recapitalization of the Company, a repurchase of securities by the Company or otherwise.

                 (c) If any member of the Glazer Group, without the prior consent of Glazer, acquires Regulated Securities the result of which is to cause the Glazer Group to exceed one of the percentage limitations set forth in subparagraph 2(a), Glazer shall not be deemed to be in breach of this paragraph 2 if he shall promptly take all reasonable steps to cause a member of the Glazer Group to dispose of the Regulated Securities owned by it in excess of such percentage limitation; provided, however, that in the case of a Glazer Public Company, Glazer shall only be required to take reasonable good faith efforts to cause such Glazer Public Company to dispose of the Regulated Securities owned by it in excess of such percentage limitation.

                 (d) Notwithstanding any other provisions of this paragraph 2, Glazer or any member of the Glazer Group designated by Glazer shall have the right (upon receipt by the Company of written notice to such effect) to acquire additional Regulated Securities or to make a tender offer (whether for cash of otherwise) for any and all Outstanding Voting Securities of the Company, provided such acquisition or tender offer is commenced:

                         (i) within 90 days after the announcement by any person, entity or group

         (other than a member of and without any solicitation, promotion, arrangement or assistance by any member of the Glazer Group) that such person, entity or group intends to commence a tender offer for Outstanding Voting Securities if after the completion of such proposed tender offer such person, entity or group, together with all persons and entities controlling, controlled by or under common control or in a group with it, would, if such tender offer were to be successful, own 14.9% or more of the Adjusted Voting Power of all Outstanding Voting Securities; or

                          (ii) at any time any person, entity or group (other than a member of and without any solicitation, promotion, arrangement or assistance by any member of the Glazer Group) holds 14.9% or more of the Adjusted Voting Power of all Outstanding Voting Securities, or within 90 days after the filing (without any solicitation, promotion, arrangement or assistance by any member of the Glazer Group), by any person, entity or group (other than a member of the Glazer Group) owning 5% or more of the Adjusted Voting Power of all Outstanding Voting Securities, of any document with a governmental agency (including a statement on Schedule 13D with the Securities and Exchange Commission or a notification under the Hart-Scott-Rodino Antitrust Improvements Act) to the effect that such person, entity or group intends or contemplates acquiring Outstanding Voting Securities, if after the completion of such proposed acquisition such person, entity or group, together with all persons and entities controlling, controlled by or under common control or in a group with it, would own 14.9% or more of the Adjusted Voting Power of all Outstanding Voting Securities;

and provided further that in the case of a tender offer pursuant to subparagraph 2(d), such tender offer is made either:

                          (x) at a price determined by an Independent Investment Banker (as hereinafter defined), selected by the member of the Glazer Group making the tender offer, to be fair to the holders of Outstanding Voting Securities (other than the Glazer Group) from a financial point of view; or

                          (y) if made pursuant to clause (i) of this subparagraph 2(d), but only if the announced tender offer is in fact commenced and only if after the completion of the proposed tender offer by such person, entity or group, such person, entity or group, together with all persons and entities controlling, controlled by or under common control or in a group with it, would (if such tender offer were to be successful) own 14.9% or more of the Adjusted Voting Power of all Outstanding Voting Securities, at a price higher than the price specified in such competing offer at the time of commencement of the tender offer by a member of the Glazer Group.

                "Independent Investment Banker" for purposes of this paragraph means a nationally recognized investment banking firm which neither (i) had an existing client relationship, immediately prior to its retention to render an opinion in connection with a tender offer made pursuant to paragraph 2(d) with any member of the Glazer Group, nor (ii) had received fees aggregating more than $200,000 in the five years immediately prior thereto from any one or more members of the Glazer Group.

         3.      Transfer of Outstanding Voting Securities.

                 (a) Except pursuant to clause (iv) of paragraph 3(b) and except for transfers among members of the Glazer Group, notwithstanding anything to the contrary in this Agreement, Glazer shall not, and shall not permit any member of the Glazer Group to, assign, sell or otherwise transfer to any transferee (such transferee to include all persons and entities controlling, controlled by or under common control or in a group, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with such person in respect of Outstanding Voting Securities) in one transaction or a series of transactions whenever occurring, unless such transferee agrees to be bound by the provisions of this Agreement (it being understood that all percentage limitations shall be reduced in this Agreement and such transferee's agreement and such additional adjustments shall be made, so that the Company shall be in the same position as reasonably practicable as if the transferee were a member of the Glazer Group), more than such quantity of Regulated Securities as would result in the transferee, immediately after the transfer, holding an aggregate of more than 9.9% of the Adjusted Voting Power of all Outstanding Voting Securities or such greater percentage of the Adjusted Voting Power of all Outstanding Voting Securities, as may be approved by a majority of the Company's directors that are not Glazer Directors.

                 (b) In the event that Glazer or any other member of the Glazer Group wishes to transfer, assign, sell or otherwise dispose of any Outstanding Voting Securities owned by it, Glazer shall, or shall cause such other member of the Glazer Group to, do so in accordance with subparagraphs 3(d) and 3(e) below, as they are applicable; provided, however, that compliance with such subparagraphs shall not be required in the following instances: (i) a disposition pursuant to Rule 144, as in effect from time to time, under the Securities Act of 1933, as amended (the "Securities Act"), or any successors to such Rule; (ii) a disposition through a bona fide underwritten public offering;
(iii) a bona fide public distribution by means of any other registration statement relating to equity securities of the Company (on appropriate forms) filed by the Company under the Securities Act; (iv) tendering all or any portion of the Common Stock or other Outstanding Voting Securities then held by it pursuant to a tender offer (other than by a member or affiliate of, and without any solicitation, promotion, arrangement or assistance by, the Glazer Group) for at least 14.9% of the outstanding shares of Common Stock or at least 14.9% of the Adjusted Voting Power of other Outstanding Voting Securities, as the case may be, provided that at the time such offer is commenced the entity making such tender offer (x) has financing or financial commitments from responsible financial institutions sufficient to purchase all shares of Common Stock or other Outstanding Voting Securities, as the case may be, sought to be purchased pursuant to such offer and (y) commits to use its best efforts to acquire any shares of Common Stock or other Outstanding Voting Securities, as the case may be, not purchased in the tender offer at the highest price paid in the offer; (v) a merger or consolidation in which the Company is acquired or a plan of liquidation of the Company; (vi) the conversion, exchange or exercise of Convertible Securities or Options in accordance with their respective terms; or (vii) a bona fide pledge or grant of a security interest in or any other lien or encumbrance ("Lien") in such Outstanding Voting Securities, provided that any foreclosure, subsequent sale or other disposition by the holder of the Lien shall be expressly subject to the terms of this Agreement.

                 (c) The Company agrees, in connection with a bona fide underwritten public offering by the Glazer Group and in addition to the current shelf registration statement that it agrees to maintain during the term of this Agreement with respect to the shares of Common Stock owned by Glazer from time to time, to register under the Securities Act, at the expense of the Company, such Outstanding Voting Securities as Glazer shall designate for sale, but such obligation to register shall be limited to two registered offerings requested by Glazer separated by a period of at least one year. In connection with any such registration statement, Glazer and the Company agree to execute such underwriting agreements or other documents providing for mutual indemnification and contribution arrangements, the payment of fees and commissions and the performance of other obligations reasonably related to such transaction as are customarily included in underwriting agreements and other documents executed by sophisticated parties involved in similar transactions. Glazer agrees that he will not, and will not permit any other members of the Glazer Group to, tender its shares of Common Stock or other Outstanding Voting Securities pursuant to clause (iv) of the first sentence of this paragraph unless it has given notice to the Company and made a public announcement of its intention to tender not less than ten business days prior to the expiration of such tender offer.

                 (d) In the event that Glazer, or any other member of the Glazer Group, wishes to transfer, assign, sell or otherwise dispose of any or all Outstanding Voting Securities owned by it for cash only, Glazer shall, or shall cause such other member of the Glazer Group to, give to the Company notice of such member of the Glazer Group's offer to sell such Outstanding Voting Securities and the cash price and terms it is willing to accept (the "Offering Terms"). The Company shall have a period of time to accept such offer (the "Offer Period"). (i) If such offer is not accepted within the Offer Period, such member of the Glazer Group shall have a period of time (the "Selling Period") in which it shall be free to sell such Outstanding Voting Securities at the Offering Terms or at cash prices or terms more favorable to such member of the Glazer Group than the Offering Terms. (ii) If such member of the Glazer Group, within the Selling Period, wishes to accept a cash price or terms less favorable to such member of the Glazer Group than the Offering Terms, it shall notify the Company of its new cash price and terms (the "Revised Offering Terms"), in which event

(x) the Company shall have the Offer Period to accept such new offer, and (y) if such new offer is not accepted within such Offer Period, such member of the Glazer Group shall have the Selling Period in which it shall be free to sell such Outstanding Voting Securities at such Revised Offering Terms or at cash prices or terms more favorable to such member of the Glazer Group than the Revised Offering Terms. (iii) Notwithstanding clause (ii) of this subparagraph 3(d), if such member of the Glazer Group, within any Selling Period, intends to accept a firm offer of a cash price on terms less favorable to such member of the Glazer Group than the Offering Terms or Revised Offering Terms, as the case may be, it shall notify the Company of the cash price and terms of such firm offer, in which event (A) the Company shall have a different period within which to accept the revised offer (the "Reoffer Period"), and (B) if such revised offer is not accepted within such Reoffer Period, such member of the Glazer Group shall have the Selling Period in which it shall be free to sell such Outstanding Voting Securities at the cash price and on the terms of such firm offer or at a cash price or terms more favorable to such member of the Glazer Group than those of the firm offer. (iv) The closing of the sale and purchase under an offer accepted by the Company shall take place within 30 days of the date of acceptance. The Offer Period shall be 60 days from the date of notice of Offering Terms or Revised Offering Terms, as the case may be, and the Reoffer Period shall be 30 days from the date of notice of the terms of such a firm offer, except in the event that any transfer (including a transfer to a voting trust), assignment, sale or other disposition by a member of the Glazer Group governed by this subparagraph 3(d) is compelled by order of a court, administrative agency or other competent governmental authority, in which case the Offer Period and the Reoffer Period both shall be 15 business days. (v) The Selling Period shall be 180 days from the date the Offer Period or Reoffer Period, as the case may be, expires.

                 (e) In the event that Glazer or any other member of the Glazer Group wishes to transfer, assign, sell or otherwise dispose of any or all of the Outstanding Voting Securities owned by it solely for consideration other than cash, Glazer shall, or cause such other member of the Glazer Group to, give the Company notice at least 60 days before such member of the Glazer Group legally obligates itself to transfer, assign, sell or dispose of any such Outstanding Voting Securities, unless such transfer (including a transfer to a voting trust), assignment, sale or disposition is compelled by order of a order, administrative agency or other competent governmental authority, in which event such member of the Glazer Group shall give the Company notice at least 15 business days prior to such transfer, assignment, sale or disposition.

                 (f) The Company may assign its right under subparagraph 3(d) to purchase Outstanding Voting Securities of the Glazer Group; provided that such assignee agrees in writing (for the benefit of the selling member of the Glazer Group) to purchase the selling member of the Glazer Group's Outstanding Voting Securities in accordance with the provisions of subparagraph 3(d), and the Company guarantees to such member of the Glazer Group all of the assignee's obligations to such member of the Glazer Group in connection with said purchase.

                 (g) Notwithstanding the provisions of subparagraph 3(d), if at any time during the Selling Period a member of the Glazer Group wishes to transfer, sell, assign or otherwise dispose of its Outstanding Voting Securities solely for consideration other than cash, the provisions of subparagraph 3(d) shall not (or shall cease to) apply to such transaction and such transfer, sale, assignment, or other disposition shall be governed by the provisions of subparagraph 3(e).

                 (h) Notwithstanding anything herein to the contrary, subparagraphs 3(d) and 3(e) shall not apply to any sale, transfer, assignment or other disposition of a type described in subparagraph 3(b)(i) through 3(b)(viii).


         4. Undertakings by the Company. So long as the Glazer Group shall hold more than 9.9% of the Voting Power of all Voting Securities, the Company agrees to take no action to solicit, promote or arrange for, or (except as required by law) assist in, the acquisition by any person, entity or group (other than a member of the Glazer Group), together with all persons and entities controlling, controlled by or under common control or in a group with it, of 14.9% or more of the Adjusted Voting Power of all Outstanding Voting Securities or of all or substantially all of the assets of the Company; provided, however, that the Company shall be free to respond to and authorize negotiations with respect to a proposed transaction initiated by a third party and not solicited by the Company subsequent to the date hereof; and provided further, that nothing herein shall prevent the Company from taking action, in accordance with the procedures set forth in the remainder of this paragraph, to solicit, promote or arrange for, or agree to or assist in, the acquisition by any person, entity or group of Outstanding Voting Securities or assets of the Company in a transaction or transactions which is to be approved in advance of the consummation of any material part of such transaction or transactions by the affirmative vote of a majority of the Outstanding Voting Securities entitled to vote thereon at an annual or special meeting called for the purpose of acting thereon. Prior to taking any action to solicit, promote or arrange for, or agree to or assist in, an acquisition pursuant to the second proviso of the next preceding sentence, the Company shall (a) give Glazer notice of its desire to do so, stating the type or types of transactions sought, and (b) if so requested by Glazer or advised by counsel, make a public announcement of its desire to do so. The Company thereafter may furnish information to and engage in discussions and negotiations with the prospective purchaser for such purposes with respect to the type or types of transactions described in the notice to Glazer. If no definitive written agreement for such acquisition subject to this paragraph 4 is executed and approved by the boards of both the Company and such a prospective purchaser within the 120-day period following the effective date of notice to Glazer, the Company's notice to Glazer shall expire and the Company may not thereafter solicit, promote or arrange for, or agree to or assist in, such acquisition unless and until a new notice is given to Glazer. Notwithstanding the foregoing, the Company may solicit, promote or arrange for, or agree to or assist in, the acquisition by any person, entity or group of Outstanding Voting Securities or assets upon the receipt by the Company of a written notice form the Glazer Group (x) pursuant to paragraph 2(d) that it intends to commence a tender offer pursuant to such paragraph or (y) pursuant to paragraph 3(b) that it intends to tender its shares of Common Stock or other Outstanding Voting Securities pursuant to clause (iv) of such paragraph.

                 If a member of the Glazer Group shall make a written proposal to the Company or its Board of Directors to enter into a negotiated transaction with the Company which would result in the Glazer Group acquiring additional securities of the Company raising its holding to more than 49.9% of the Voting Power of all Voting Securities or the acquisition by the Glazer Group of substantially all the assets of the Company, in either case for a price stated in such proposal, and counsel to the Company shall advise the Company that receipt of such proposal requires the Company to make the receipt and terms thereof public, the restrictions of this paragraph 4 shall become inoperative upon receipt by Glazer of written notice form the Company to that effect. If the member of the Glazer Group that made such proposal shall subsequently withdraw the proposal by written notice to the Company, the provisions of this paragraph 4 shall thereupon be reinstated; provided that this paragraph shall not limit the Company in concluding negotiations undertaken and not terminated prior to such withdrawal.

         5.      Proposed Acquisition of a Glazer Controlled Entity.

                 (a) Prior to the commencement of any substantive negotiations that could reasonably be expected to lead to the Company's acquisition of all or a material portion of a Glazer Controlled Entity through merger, consolidation, stock purchase, asset acquisition or otherwise (an "Acquisition"), the Board of Directors of the Company shall appoint a special committee of directors ("Special Committee"). Such Special Committee shall be empowered to retain, at the sole expense of the Company, investment bankers, lawyers and other consultants and advisors to evaluate all aspects of the possible Acquisition. The members of each Special Committee shall be directors who are not Glazer Directors. Each Special Committee shall have the sole corporate power and authority to negotiate the terms of any Acquisition if permitted by law (otherwise the Special Committee shall recommend the Acquisition to the Company's entire Board of Directors), to call all regular or special meetings of stockholders, to approve the Acquisition and take all other actions reasonably related thereto on behalf of the entire Board of Directors, and to authorize officers and other representatives of the Company to sign all documents and take such other actions on behalf of the Company as may be necessary, desirable or appropriate to consummate the Acquisition. The Board of Directors has established the HOL Special Committee comprised of Ronald C. Lassiter (Chairman), Robert V. Leffler, Jr. and W. George Loar to evaluate the possible Acquisition of HOL.

                 (b) If any aspect of an Acquisition that has been approved by a Special Committee requires approval by the holders of outstanding Voting Securities, Glazer shall, and shall cause each member of the Glazer Group to, grant the members of the Special Committee an irrevocable proxy to vote all outstanding Voting Securities that each member of the Glazer Group is entitled to vote on such matter, whether at a regular or special meeting of stockholders, in such manner as a majority of the members of the Special Committee shall determine in their sole discretion. The irrevocable proxy shall be in substantially the form of Exhibit A attached hereto. Each proxy granted by Glazer pursuant to this paragraph 5(b) shall be deemed to be coupled with an interest.

         6.      Glazer's Right of First Purchase.

                 (a) In the event the Company's Board of Directors proposes to offer and sell any Regulated Securities during the term of this Agreement ("New Securities"), Glazer shall have the right of first purchase to acquire his Pro Rata Share of the New Securities for the same price and on the same terms and conditions as the Company proposes to sell the New Securities to others. Glazer's Pro Rata Share shall mean the percentage of the aggregate Adjusted Voting Power of all Outstanding Voting Securities represented by the Outstanding Voting Securities owned by Glazer on the date the Board of Directors authorizes the offer and sale of the New Securities.

                 (b) At least 20 days prior to the date on which the Company proposes to issue and sell the New Securities, the Company shall notify Glazer in writing of the terms and conditions of the proposed offering of New Securities and its bona fide intention to offer and sell the New Securities ("Notice"). If for any reason, the sale of such New Securities is not consummated, Glazer's election to purchase such New Securities shall lapse and be of no further force and effect. Glazer may within ten days after the receipt of the Notice, elect to purchase all but not less than all of his Pro Rata Share of the issue of New Securities on the terms and conditions set forth in the Notice. The Notice shall set forth (i) the number and type of New Securities proposed to be issued and sold and the material terms of such New Securities, (ii) the proposed price or range of prices at which such New Securities are proposed to be sold and the proposed terms of payment and (iii) the proposed date of issuance and sale of such New Securities. If such right of first purchase is not timely exercised by Glazer, the right of first purchase with respect to the New Securities described in the Notice shall be extinguished, and the Company shall be permitted to sell the New Securities on the terms set forth in the Notice at any time within the 120-day period following the date of the Notice. After the expiration of such 120-day period, Glazer's right of first purchase shall be reinstated.

                 (c) The right of first purchase created by this paragraph 6 shall not apply to (i) New Securities issued to officers or employees of the Company and its subsidiaries pursuant to stock option or other incentive plans and arrangements that have been approved by the stockholders of the Company or
(ii) New Securities sold otherwise than entirely for cash.

         7. Termination. This Agreement shall extend until the earliest of the dates or events described in subparagraphs (a) through (f) below or until terminated in accordance with any other provision of this Agreement:

                 (a) the earlier of the last day of the eighteenth calendar month following consummation of the Acquisition of HOL, or if no such Acquisition is effected by the Company, the date upon which a public announcement is made by the Company that it has abandoned any intention to acquire HOL (such earlier termintion date being herein referred to as the "Expiration Date"); notwithstanding the foregoing, if during the term of this Agreement, the Company announces that it intends to acquire another Glazer Controlled Entity, the term of this Agreement shall not terminate on the Expiration Date but shall be automatically extended until the first to occur of
(i) the last day of the eighteenth calendar month following the consummation of the acquisition of such Glazer Controlled Entity, or (ii) the date upon which a public announcement is made by the Company that it has abandoned any intention to acquire such Glazer Controlled Entity;

                 (b) the issuance by the Company of any new class of securities having the right to vote, separately, as a class, for directors, or to approve, separately as a class, mergers or any other major transactions involving the Company (except to the extent such voting rights are dependent on arrearages in the payment of dividends, events of default or bankruptcy); provided that, this paragraph 7(b) shall not apply to any new class of securities the issuance and specific terms of which shall have been approved in advance by the affirmative vote of a majority of the outstanding stock of the Company entitled to vote thereon at an annual or special meeting called for the purpose of acting thereon;

                 (c) notice that Glazer has determined to terminate this Agreement effective on a date stated in such notice, given within ninety days after the execution, approval by the Board of Directors of the Company, or announcement of an agreement, or agreement in principle, whether or not subject to approval by the Board of Directors of the Company or other corporate action, that provides for (i) the merger of the Company with and into any other entity (or of any other entity with or into the Company) and which would result in any person, entity or group (other than the Glazer Group) holding 14.9% or more of the Adjusted Voting Power of all Outstanding Voting Securities or in the percentage of Adjusted Voting Power of Outstanding Voting Securities of the surviving company (computed in the same manner as Adjusted Voting Power of Outstanding Voting Securities is computed with respect to the Company) held by the Glazer Group immediately following such merger being less than 90% of the percentage of Adjusted Voting Power of Outstanding Voting Securities held by the Glazer Group immediately prior to the merger, or (ii) any plan of reorganization or liquidation of the Company, in each case without the prior approval thereof by the affirmative vote of a majority of the outstanding stock of the Company entitled to vote thereon at an annual or special meeting called for the purpose of acting thereon;

                 (d) notice that Glazer has determined to terminate this Agreement effective on a date stated in such notice, at any time during which the Glazer Group holds more than (i) 49.9% of the Adjusted Voting Power of all Outstanding Voting Securities or (ii) 49.9% of the Voting Power of all Voting Securities, in each instance as a result of a tender offer made pursuant to paragraph 2(d);

                 (e) the final adjournment of the first annual meeting of shareholders of the Company after the Glazer Group holds more than (i) 49.9% of the Adjusted Voting Power of all Outstanding Voting Securities or (ii) 49.9% of the Voting Power of all outstanding Voting Securities, in each instance as a result of a tender offer made pursuant to paragraph 2(d); and

                 (f) the first day on which any person, entity or group, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, announces or otherwise discloses that it has Beneficial Ownership of 20% or more of the Adjusted Voting Power of all Outstanding Voting Securities or 20% or more of the Voting Power of all Voting Securities.

                 Either party may terminate this Agreement prior to any stated termination date if the other defaults in any material respect in its obligations hereunder and if such default, providing it is of a nature that may be cured by the defaulting party, is not cured within ten days.

                 Either party may waive its right to terminate this Agreement by a written notice signed by an authorized representative expressly reciting the event or provision being waived and any conditions or limitations attaching thereto.

                 For the purposes of paragraph 7(a), the Company agrees to issue a public announcement promptly following the determination by a Special Committee that it has abandoned any intention to acquire HOL or any other Glazer Controlled Entity.

         8. Authorization. Glazer agrees not to take, and not to permit any member of the Glazer Group to take, any action by consent pursuant to
Section 228 of the Delaware General Corporation Law which is inconsistent with the terms of this Agreement; provided, however, that Glazer or any member of the Glazer Group may take any action by consent which is permitted under
Section 228 of the Delaware General Corporation Law in connection with any tender offer made by a member of the Glazer Group which is permitted under paragraph 2(d).

         9. Composition of Board. During the term of this Agreement, Glazer shall, and shall cause the members of the Glazer Group to, take such action as may be necessary, appropriate or desirable to assure that all times
(a) at least three members of the Company's Board of Directors are not Glazer Directors and (b) a majority of the members of the Company's Board of Directors are not Glazer Directors.

         10.     Miscellaneous.

                 (a) The parties acknowledge and agree that the breach of the provisions of this Agreement by Glazer or the Company would irreparably damage the other party hereto, and accordingly agree that injunctive relief and specific performance shall be appropriate remedies to enforce the provisions of this Agreement; provided, however, that nothing herein shall limit the remedies, legal or equitable, otherwise available.

                 (b) This Agreement shall be governed by and interpreted in accordance with the law of the State of Delaware applicable to agreements made and to be performed entirely within such state.

                 (c) This Agreement may be executed in several counterparts and such counterparts together shall constitute one and the same instrument.

                 (d) Notices given pursuant to this Agreement shall be given as follows:

                          If to the Company:

                          Zapata Corporation
                          1717 St. James Place, Suite 550
                          Houston, Texas 77056
                          Attention:  General Counsel

                          If to Glazer:

                          Malcolm I.  Glazer
                          1482 South Ocean Boulevard
                          Palm Beach, Florida 33480

                          with a copy to:

                          Avram Glazer
                          18 Stoney Clover Lane
                          Pittsford, New York 14534

         Notices shall be deemed to have been given (i) if mailed, on the second day following mailing; and (ii) if hand delivered or given by telex, on the business day following receipt.

                 (e) The Agreement may be amended or modified by the parties hereto, provided that such amendment or modification is approved by a majority of the directors of the Company that are not Glazer Directors.

                                        ZAPATA CORPORATION



                                        By:  /s/ JOSEPH L. von ROSENBERG III
                                            -----------------------------------
                                            Authorized Officer



                                            /s/   MALCOLM I. GLAZER
                                            -----------------------------------
                                                  Malcolm I. Glazer,
                                                  individually and as Trustee
                                                  of the Malcolm I. Glazer Trust

                                                                       Exhibit A


                           FORM OF IRREVOCABLE PROXY


         Pursuant to paragraph 5(b) of the Agreement dated and effective as of April 30, 1996 ("Agreement") between Zapata Corporation, a Delaware corporation, and Malcolm I. Glazer, individually and as trustee of the Malcolm
I. Glazer Trust, the undersigned hereby agrees as follows:

         1. Capitalized terms that are not defined herein shall have the meanings set forth in the Agreement.

         2. The undersigned member of the Glazer Group holds Beneficial Ownership of _________ shares of Common Stock ("Stock") and is entitled to vote such shares at the Special [Annual] Meeting of Stockholders of the Company scheduled to be held on _________ __, 19__ ("Meeting") at which meeting shareholders of the Company will be asked to approve or disapprove the Company's acquisition of _____________________, a Glazer Controlled Entity ("Subject Acquisition").

         3. The undersigned hereby revokes any proxy heretofore given and appoints _____________, ______________ and ______________, the members of the
Special Committee that evaluated the Subject Acquisition, and each one of them (with full power to each of them to act as a majority of such members shall approve), as proxies and attorneys-in-fact, in the undersigned's name, place and stead, in any and all capacities, each with full power of substitution and resubstitution (a "Proxy" or the "Proxies"), to exercise all voting authority with respect to the Stock in connection with the approval or disapproval of the Subject Acquisition pursuant to the terms of the Agreement, granting to each Proxy full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intends and purposes as the undersigned might or could do if present, hereby ratifying and confirming all that a majority of the Proxies may lawfully to or cause to be done by virtue hereof. This proxy is coupled with an interest and shall be irrevocable during the term of the Agreement ("Irrevocable Proxy") until the first to occur of (a) the adjournment of the Meeting or (b) the Company's publicly announced abandonment of the Subject Acquisition. Upon termination of the Agreement, this Irrevocable Proxy shall be deemed to be revoked.

         4. In exercising the voting authority referred to in paragraph 3 above, each Proxy shall have complete discretion to take such action, or refrain from taking such action, as he or she deems necessary, appropriate or desirable under the circumstances, subject only to the caveat that no Proxy shall be authorized and empowered to engage in intentional misconduct or action that otherwise constitutes gross negligence ("Standard of Care"). Any action taken by a Proxy pursuant to the express terms of the Agreement shall be conclusively presumed to comply with the Standard of Care. Any action taken by a Proxy upon the written advice of Richards, Layton & Finger, Wilmington, Delaware, or other independent legal counsel reasonably acceptable to the Proxy, shall also be conclusively presumed to comply with the Standard of Care. All reasonable fees and expenses of such legal counsel shall be paid directly by the Company.

         In Witness Whereof, this Irrevocable Proxy has been executed by the undersigned this ___ day of ______________, 19__.



                                            ___________________________________



                                      -2-